Exhibit 99.1

FOR IMMEDIATE RELEASE                              September 23, 2020
Media Contact: Joseph Barrios, (520) 884-3725

Susan M. Gray Named Chief Executive Officer of UNS Energy

Tucson, Ariz. – UNS Energy’s Board of Directors has named Susan M. Gray as Chief Executive Officer of UNS Energy and its subsidiaries, including Tucson Electric Power (TEP) and UniSource Energy Services, effective Jan. 1, 2021.

Gray, currently the company’s President and Chief Operating Officer, will succeed CEO David G. Hutchens, who has been named as the next President and Chief Executive Officer of Fortis Inc., UNS Energy’s parent company, effective Jan. 1, 2021. Hutchens, currently Chief Operating Officer of Fortis, will succeed CEO Barry Perry, who has announced his plan to retire at the end of this year.

“Susan has displayed leadership, vision and a drive for excellence at every level of this organization, helping us achieve new benchmarks in safety, reliability and customer satisfaction,” said Robert A. Elliott, UNS Energy Board Chair. “She’s the obvious choice to lead us into a new era of service to our customers and our communities.”
Gray, 47, began her TEP career 26 years ago as a student intern. She was hired as a system engineer in 1997 and advanced through several engineering and leadership roles before being named Vice President of Energy Delivery in 2015. She was promoted to Senior Vice President in 2018 and became President and Chief Operating Officer this year.

“It’s a great privilege to lead a company that means so much to so many people,” Gray said. “Our employees are incredibly dedicated to providing safe, reliable service for our customers and supporting our communities as we invest in new energy technologies and build a cleaner, greener grid.”

Gray will continue as President and will join the UNS Energy Board of Directors when she takes over as CEO. She will be the first woman to lead the company and has championed efforts to promote women’s engagement and achievement in the traditionally male-dominated utility industry.

“Susan is an inclusive, collaborative leader who produces amazing results by tapping into the talents of every member of the team,” Hutchens said. “She knows and understands our company, people and culture and is well-prepared to execute our aggressive transition to cleaner energy.”

TEP plans to provide 70 percent of its power from wind and solar resources by 2035 while reducing carbon emissions 80 percent, the level needed to support worldwide efforts to limit global warming under the Paris Agreement on climate change. “Our plan provides a path to a sustainable energy future that doesn’t compromise on reliability or affordability,” Gray said.

Gray is a University of Arizona alumnus and an enthusiastic Arizona Wildcat fan. She earned a bachelor’s degree in electrical engineering and an MBA from the school and serves on advisory boards for the UA’s Eller Graduate School of Management and College of Engineering. Gray also serves on the board of the Boys and Girls Clubs of Southern Arizona and is a member of the Southern Arizona Leadership Council.

UNS Energy Corporation is the Tucson, Arizona-based parent company of Tucson Electric Power, which serves more than 432,000 customers in Southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 256,000 customers in Northern and southern Arizona. For more details, visit uns.com.